                                                                   Exhibit 10.17
                                                                   -------------

November 15, 1996


Mr. Raj Mitta                              REVISED
                                           -------
9B Marine View
Discovery Bay
Hong Kong


Dear Mr. Mitta:

     We are pleased to extend to you this offer of employment to join Arthur D. Little Far East, Inc. as Managing Director Southeast Asia/Regional Practice Leader Telecoms reporting to Mr. Michael J. McGaughey, Senior Vice President and Directorate Managing Director of the Asia Pacific Management Consulting Directorate.

     As mutually agreed upon, you will be based in Singapore. During your employment, Arthur D. Little may, with your concurrence, assign you to other geographic locations as business might require. The company would provide relocation assistance.

     Your remuneration package will be as follows:

     . Base salary will be the equivalent of U.S. $300,000 per annum, paid monthly.

     . Profit sharing will be the equivalent of U.S. $32,100 per annum (at company plan performance) paid quarterly, based on the actual company performance.

     . Annual incentive compensation will be 60% of base pay (equivalent of U.S. $180,000) for achievement of target performance.

     . In addition, the company will provide you U.S. $300,000 of Arthur D. Little stock to vest under the following schedule:
          .    $100,000 on January 1, 1997
          .    $100,000 on January 1, 1998
          .    $100,000 on January 1, 2000
               In addition, in the event that you are terminated or you voluntarily leave the firm, the January 1, 1997 vested portion of your ADL stock will be prorated in relationship to the months of service with the firm during the first two years of anticipated employment.

     .    The company will provide you:
          .    Medical/Dental health coverage
          .    Life-insurance
          .    Disability insurance

          . Deferred compensation package which will represent 17.2% of only your actual profit sharing and incentive compensation pay

     We have set forth the following elements which define your relocation program and additional thoughts regarding current and potential future roles.

Housing Allowance

     The company expects the employee to secure a work location housing standard similar to his original home location standard. Transfer location housing is not intended to be an exact duplication of home location housing and must take into consideration local standards. The company will seek and pay the housing allowance in the most cost and tax effective manner in accordance with local law and practice.

Relocation

     The company will provide reimbursement for the move of your household goods and family to Singapore.

Educational Allowance

     The company will provide an allowance for each child's education in the local country in order to provide home country equivalence relative to nature and structure of education.

Home Visit

     The company will provide for one home visit per year for the employee and his dependents. Air travel will be reimbursed at business class airfare rates.

Car Allowance

     The company will provide the employee a lease allowance for one automobile equivalent to the status of his position in the work location. The company will also pay the expenses of maintenance, insurance and registration for the duration of the employee's assignment.

Club Membership

     The company will reimburse the employee for an appropriate club membership in the new work location for the duration of your assignment.

Tax Planning

     The company will provide reimbursement for yearly tax planning associated with your new work location for the duration of your assignment.

Current/Future Roles

     As we have discussed, you would also become part of the Asia Pacific Management Consulting Directorate (APMCD) Leadership Team and the senior APMCD representative on the Global TIME Practice team. We will leave open the flexibility in the future to move into different roles, as mutually agreed to by you and the firm. For example, this might include a leadership role in the APMCD Consumer Goods or Strategy practices, or in a geographic role such as Australia or India.

     We look forward to your acceptance of our offer. To signify your acceptance, please sign and return to me one copy of this letter. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Michael J. McGaughey
------------------------

Michael J. McGaughey
Senior Vice President and
     Managing Director Asia Pacific


                              ACCEPTANCE /s/ Raj Mitta
                                        -----------------------------------
                                              Raj Mitta
                                    DATE: 6/Nov/96
                                          ---------------------------------
                              START DATE: 1/Dec/96
                                          ---------------------------------